As filed with the Securities and Exchange Commission on November 18, 2005
Registration No. 333-________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement Under
The Securities Act of 1933
Spark Networks plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	98-0200628 (I.R.S. Employer Identification No.)
8383 Wilshire Boulevard, Suite 800
Beverly Hills, CA 90211
(Address of principal executive offices)
(323) 836-3000
(Registrant’s telephone number, including area code)
2004 Share Option Scheme
2000 Executive Share Option Scheme
(Full Title of the plans)
David E. Siminoff
President and Chief Executive
Spark Networks plc
8383 Wilshire Boulevard, Suite 800
Beverly Hills, California 90211
Telephone: (323) 836-3000
Fax: (323) 836-3333
(Name, Address, and Telephone and Fax Numbers, Including Area Code, of Agent for Service)
Copies to:
Thomas J. Poletti, Esq.
Katherine J. Blair, Esq.
Anh Q. Tran, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, CA 90067
Telephone: (310) 552-5000
Facsimile: (310) 552-5001

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Share	Price	Registration Fee
Ordinary Shares, par value 1p per share	14,358,562 shares(2)	$5.70(5)	$ 81,843,803	$ 9,633
Ordinary Shares, par value 1p per share	2,618,938 shares(3)	$2.57(6)	$ 6,730,671	$ 792
Ordinary Shares, par value 1p per share	6,100,750 shares(4)	$6.92(6)	$ 42,217,190	$ 4,969
Total	23,078,250 shares		$130,791,664	$15,394

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s ordinary shares that become issuable under the 2004 Share Option Scheme by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(2)	Represents ordinary shares issuable upon exercise of options that are available for grant under the Registrant’s 2004 Share Option Scheme.

(3)	Represents ordinary shares issuable upon exercise of outstanding options as of the date of this Registration Statement under the 2004 Share Option Scheme.

(4)	Represents shares issuable upon exercise of outstanding options as of the date of this Registration Statement under the 2000 Executive Share Option Scheme. The Registrant ceased granting options under the 2000 Executive Share Option Scheme in September 2004.

(5)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices of the ordinary shares traded in the form of Global Depositary Receipts, or GDRs, as reported by the Frankfurt Stock Exchange in Germany on November 15, 2005. For purposes of this calculation the sales price of the GDRs is converted into U.S. dollars at an exchange rate of 0.85507 Euros per $1.00, which is based on the average bid and ask currency exchange price as reported by OANDA on November 15, 2005.

(6)	Calculated solely for purposes of the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options. For purposes of this calculation the exercise prices of the outstanding options have been converted into U.S. dollars at an exchange rate of 0.85507 Euros per $1.00, which is based on the average bid and ask currency exchange price as reported by OANDA on November 15, 2005.

Spark Networks plc
Registration Statement on Form S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Spark Networks plc (the “Company”) hereby incorporates by reference in this Registration Statement the following documents and information filed by the Company with the Securities and Exchange Commission (the “SEC”):
•	The Company’s Registration Statement on Form 10/A (No. 000-51195) as filed with the SEC on November 14, 2005 pursuant to Section 12(g) of the Exchange Act and effective as of November 15, 2005.

•	All other filings made by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since November 15, 2005.

•	The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form 10/A as filed with the SEC on November 14, 2005.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Pursuant to the Company’s Articles of Association and in accordance with the Companies Act 1985, the Company provides the following indemnification to its directors and other officers:
     (a) Indemnification of directors in respect of proceedings brought by third parties (covering both legal costs and the financial costs of any adverse judgment, except for the legal costs of unsuccessful defenses of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by certain regulatory bodies);
     (b) Payment of directors’ defense costs as they are incurred, including if the action is brought by the Company itself. A director in this situation would still be liable to pay any damages awarded to the Company and to repay his defense costs to the Company if his defense were unsuccessful, other than where the Company chooses to indemnify him in respect of legal costs incurred in certain types of civil third party proceedings; and
     (c) Indemnification of the Company’s officers who are not directors without the restrictions that apply to indemnification of directors.
The Company has entered into indemnification agreements with its directors and executive officers that will require the Company to indemnify them from and against all liabilities, costs, including legal costs, claims, actions, proceedings, demands, expenses and damages arising in connection with the performance by them of their respective duties to the fullest extent permitted by the Company’s Memorandum and Articles of Association and applicable law, each as modified from time to time.
The Company is required to disclose such indemnities in its annual directors’ report which is publicly filed with the Registrar of Companies for England and Wales. Shareholders are able to inspect any relevant indemnification agreement.

The Company maintains a directors’ and officers’ insurance policy. The policy insures directors and other officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Company has lawfully indemnified its directors and officers. The policy contains various exclusions.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit
5.1	Opinion of Steptoe & Johnson
10.2*	2004 Share Option Scheme
10.2(a)**	Form of Option Agreement for 2004 Share Option Scheme
10.3*	2000 Executive Share Option Scheme
10.3(a)**	Form of Option Agreement for 2000 Executive Share Option Scheme
23.1	Consent of Ernst & Young
23.2	Consent of Tanner LC
23.3	Consent of Steptoe & Johnson (contained in exhibit 5.1)
24.1	Power of Attorney (see page 8)

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1 (No. 333-123228) as filed with the Securities and Exchange Commission on March 10, 2005.

**	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1/A Amendment No. 3 (No. 333-123228) as filed with the Securities and Exchange Commission on November 14, 2005.
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 18th day of November, 2005.

SPARK NETWORKS, plc
By:	/s/ David E. Siminoff
David E. Siminoff
President and Chief Executive Officer

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POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David E. Siminoff and Mark Thompson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ David E. Siminoff David E. Siminoff	Chief Executive Officer and President (Principal Executive Officer)	November 18, 2005
/s/ Mark Thompson Mark Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2005
/s/ Joe Shapira Joe Shapira	Executive Chairman of the Board	November 18, 2005
Michael Brown	Director
/s/ Martial Chaillete Martial Chaillete	Director	November 18, 2005
/s/ Benjamin Derhy Benjamin Derhy	Director	November 18, 2005
/s/ Laura Lauder Laura Lauder	Director	November 18, 2005
/s/ Scott Shleifer Scott Shleifer	Director	November 18, 2005

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INDEX TO EXHIBITS

Exhibit
Number	Exhibit
5.1	Opinion of Steptoe & Johnson
10.2*	2004 Share Option Scheme
10.2(a)**	Form of Option Agreement for 2004 Share Option Scheme
10.3*	2000 Executive Share Option Scheme
10.3(a)**	Form of Option Agreement for 2000 Executive Share Option Scheme
23.1	Consent of Ernst & Young
23.2	Consent of Tanner LC
23.3	Consent of Steptoe & Johnson (contained in exhibit 5.1)
24.1	Power of Attorney (see page 8)

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1 (No. 333-123228) as filed with the SEC on March 10, 2005.

**	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1/A Amendment No. 3 (No. 333-123228) as filed with the Securities and Exchange Commission on November 14, 2005.

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